                     THE PENN MUTUAL LIFE INSURANCE COMPANY
                                  FOUNDED 1847


CONTRACT OWNER   William Penn                         9999999    CONTRACT NUMBER

CONTRACT DATE    November 1, 2001          September 1, 2061,       ANNUITY DATE

ANNUITANT        William Penn                              35   AGE OF ANNUITANT






VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THEY MAY DECREASE OR INCREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

RIGHT TO REVIEW CONTRACT: The Contract Owner may cancel this contract within ten days after its receipt. Simply return or mail it to the Company or the representative through whom it was purchased. The Company will refund the Contract Value as of the time notification is received.

    This is a legal contract between the Contract Owner and Penn Mutual. Please read the contract carefully.








Executed on the Contract Date by The Penn Mutual Life Insurance Company.


/s/ Laura M. Ritzko                         /s/ Robert E. Chappell
-------------------                         ------------------------------------
Secretary                                   Chairman and Chief Executive Officer

INDIVIDUAL VARIABLE AND FIXED
ANNUITY CONTRACT
FLEXIBLE PURCHASE PAYMENTS

o Annuity Payments payable on Annuity Date
o Flexible Purchase Payments payable until Annuity Date
o Participating
o The Company will make monthly annuity payments and other payments as set forth in this contract.


The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172
LVA-01

GUIDE TO CONTRACT SECTIONS------------------------------------------------------


1.  Contract Specifications      9.  Annuity Payments
2.  Endorsements                 10.  Fixed Annuity Payments
3.  Definitions                  11.  Variable Annuity Payments
4.  Purchase Payments            12.  Annuity Options
5.  The Separate Account         13.  Death Benefit
6.  The Fixed Account            14.  Transfers
7.  Charges and Deductions       15.  Withdrawal
8.  Contract Value               16.  General


A copy of any applications follow Section 16.

1.  CONTRACT SPECIFICATIONS

--------------------------------------------------------------------------------
CONTRACT OWNER:                                                CONTRACT NUMBER:

CONTRACT DATE:                                                 ANNUITY DATE:

ANNUITANT:                                                     AGE OF ANNUITANT:
--------------------------------------------------------------------------------

MARKET TYPE:

SEPARATE ACCOUNT:  PML Variable Annuity Account III

SCHEDULE OF PURCHASE PAYMENTS


         Variable Account
         Fixed Account

Subsequent Purchase Payments may be made subject to the provisions of the contract. The minimum amount is $1,000.

SCHEDULE OF BENEFITS
DEATH BENEFIT RIDER:



SCHEDULE OF ANNUAL CHARGES
Annual Contract Administration Charge*: $40, or 2% of the Variable Account
                                        Value, whichever is less
Asset Based Contract Administration Charge**:  .15%
Mortality & Expense Risk Charge**:            1.30%



Date Annual Charges are deducted each year:

*THE CONTRACT ADMINISTRATION CHARGE APPLIES EACH YEAR THERE IS A VARIABLE ACCOUNT VALUE WHICH IS LESS THAN $100,000.

**THE MORTALITY AND EXPENSE RISK CHARGE AS WELL AS THE ASSET BASED CONTRACT ADMINISTRATION CHARGE ARE MADE DAILY AGAINST THE ASSETS OF THE SEPARATE ACCOUNT.

SCHEDULE OF CONTINGENT DEFERRED SALES CHARGE

NUMBER OF CONTRACT YEARS                                   CONTINGENT DEFERRED
     SINCE ISSUE                                              SALES CHARGE
                                                         (% OF PURCHASE PAYMENT)
          0                                                         8%
          1                                                         7%
          2                                                         6%
          3                                                         5%
          4                                                         0%

REFER TO WITHDRAWAL SECTION OF THE CONTRACT FOR FURTHER INFORMATION ON THE CONTINGENT DEFERRED SALES CHARGE.

SUBACCOUNTS
                             PENN SERIES FUNDS, INC.

INDEPENDENCE CAPITAL MANAGEMENT INC        TURNER INVESTMENT PARTNERS, INC.
      Money Market                               Mid Cap Growth
      Limited Maturity Bond
      Quality Bond                         T. ROWE PRICE
      Growth Equity                              High Yield Bond
                                                 Flexibly Managed

VONTOBEL USA                               WELLS CAPITAL MANAGEMENT INC.
      International Equity                       Index 500

PUTNAM INVESTMENT MANAGEMENT              RS INVESTMENTS
      Large Cap Value                           Emerging Growth

ROYCE & ASSOCIATES, INC.                   NEUBERGER BERMAN
      Small Cap Value                            Mid Cap Value

FIDELITY INVESTMENTS' VARIABLE             NEUBERGER BERMAN ADVISORS
INSURANCE PRODUCTS FUND                    MANAGEMENT TRUST
   FIDELITY MANAGEMENT                        NEUBERGER BERMAN
      VIP Equity Income                          AMT Balanced
      VIP Growth

FIDELITY INVESTMENTS' VARIABLE             MORGAN STANLEY DEAN WITTER
INSURANCE PRODUCTS FUND II                 UNIVERSAL FUNDS INC.
   FIDELITY MANAGEMENT                        MORGAN STANLEY
      VIP II Asset Manager                       Emerging Markets Equity (Int'l)

FIXED INTEREST OPTIONS
      One Year Fixed Account
      Three Year Fixed Account
      Five Year Fixed Account
      Seven Year Fixed Account


DOLLAR COST AVERAGING ACCOUNTS
      Six Month Dollar Cost Averaging Period
      Twelve Month Dollar Cost Averaging Period


EXCEPT WITH THE CONSENT OF PENN MUTUAL, THERE CAN BE NO ALLOCATION OF PURCHASE PAYMENTS AND TRANSFERS TO MORE THAN 17 OF THE SUBACCOUNTS AND FIXED INTEREST OPTIONS PRIOR TO THE ANNUITY DATE. FOLLOWING THE ANNUITY DATE, THE INITIAL ALLOCATION AND SUBSEQUENT TRANSFERS CAN BE TO NO MORE THAN 1 FIXED INTEREST OPTION AND 3 SUBACCOUNTS OVER DURING THAT PHASE OF THE CONTRACT.







                                                                 Page 3 (cont'd)

2.  ENDORSEMENTS

TO BE MADE ONLY BY THE COMPANY




                           THIS PAGE IS INTENTIONALLY

                                   LEFT BLANK.

3.  DEFINITIONS


ACCUMULATION UNIT: A unit of measure used to compute the Variable Account Value under the contract prior to the Annuity Date. See Section 8.

ANNUITANT: The person during whose life annuity payments are made. If the Contract Owner is a trust satisfying the requirements of Internal Revenue Code
Section 664, the Contract Owner may name one or more persons as contingent annuitants. If a contingent annuitant has been named and the named annuitant dies before the Annuity Date, the surviving contingent annuitant shall be the Annuitant. If two or more contingent annuitants have been named, the surviving contingent annuitant, oldest in age, shall be the Annuitant upon death of the named or succeeding annuitant before the Annuity Date.

ANNUITY DATE: The date on which annuity payments start.

ANNUITY UNIT: A unit of measure used to calculate the amount of a variable annuity payment. See Section 11.

CONTRACT OWNER: The person specified in the contract as the contract owner. The Contract Owner has all rights to control all aspects of the contract, including, after the Annuity Date and before the death of the Annuitant, the right to transfer amounts among the subaccounts of the Separate Account and the right to change the beneficiary.

DOLLAR COST AVERAGING PERIOD: The period of time for which an interest rate declared by the Company is guaranteed. The period begins on the 1st day of the calendar month following the date of the allocation through the end of the specified period. The specified periods available are listed in the Dollar Cost Averaging Accounts on Page 3.

FIXED ACCOUNT: The account under which amounts are held for the Contract Owner under all Dollar Cost Averaging Accounts and Fixed Interest Options prior to the Annuity Date.

INTEREST PERIOD: The period of time for which an interest rate declared by the Company is guaranteed. The period begins on the first day of the calendar month in which allocation or transfer is made.

QUALIFIED PLAN: A retirement arrangement that receives special tax treatment under Section 403, 408, or any similar provisions of the Internal Revenue Code.

VARIABLE ACCOUNT: The account under which amounts are held for the Contract Owner under all subaccounts of the Separate Account prior to the Annuity Date.

THE COMPANY: The Penn Mutual Life Insurance Company.

4.  PURCHASE PAYMENTS

Purchase payments will be allocated to the subaccounts of the Separate Account and to the Fixed Account as directed by the Contract Owner in the application for this contract.

Subsequent purchase payments will be allocated, as specified in the allocation section of the application, to the subaccounts of the Separate Account and to the Fixed Account unless the Contract Owner directs that the purchase payments be allocated otherwise.

Purchase payments applied to the contract after issue may be made at any time without prior notice to the Company. The minimum subsequent purchase payment is $1,000.

Total purchase payments may not exceed $2,000,000 at any time without the consent of the Company.


5.  THE SEPARATE ACCOUNT

THE SEPARATE ACCOUNT. The Separate Account named on Page 3 was established by the Company for this and other variable contracts. The Separate Account is divided into subaccounts for the investment of assets in shares of the mutual funds which are listed on Page 3.

The Company owns the assets held in the Separate Account. However, the portion of the assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount of the Separate Account are not chargeable with the liabilities arising out of any other business the Company may conduct. Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a mutual fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a mutual fund will be reinvested in shares of that mutual fund.

SUBSTITUTION OF INVESTMENT. If investment in a subaccount should no longer be possible, or a subaccount's investment in a particular mutual fund should no longer be possible, or, in the judgment of the Company, investment in a subaccount or mutual fund becomes inappropriate to the purposes of the contract, or, if in the judgment of the Company, investment in another subaccount, mutual fund or insurance company separate account is in the interest of Contract Owners of this class of contracts, the Company may substitute another subaccount, mutual fund or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future purchase payments.

Substitution will be subject to all approvals required under applicable law.

6.  THE FIXED ACCOUNT

THE FIXED ACCOUNT. The Fixed Account consists of the Fixed Interest Options and the Dollar Cost Averaging Accounts which are listed on Page 3.

Amounts allocated or transferred to the Fixed Account under this contract become a part of the general account assets of the Company and do not fluctuate with regard to investment experience.

DOLLAR COST AVERAGING OPTION. Amounts may be only allocated to one of the dollar cost averaging accounts in conjunction with an election of the dollar cost averaging program. During the Dollar Cost Averaging Period an additional Dollar Cost Averaging Option cannot be selected. If the dollar cost averaging program is terminated at the request of the Contract Owner, the remaining balance will be transferred to the One Year Fixed Interest Option unless otherwise directed by the Contract Owner.

Amounts held in a dollar cost averaging account of the Fixed Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation through the end of the dollar cost averaging period. At the expiration of the period, the Company will declare a rate not less than 3% for that portion of a dollar cost averaging account. The periods available under the Dollar Cost Averaging Account are shown on Page 3.

FIXED INTEREST OPTIONS. Amounts may be allocated or transferred to the Fixed Interest Options shown on Page 3. Amounts held in the Fixed Interest Options of the Fixed Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation or transfer through the end of the elected interest period. At the expiration of an interest period, the Company will renew the portion of the Fixed Interest Option that has expired at the new rate declared for the interest period at that time. For the 25 days following the expiration of such period, the Contract Owner may transfer all or a portion of the amount held in such Fixed Interest Option to subaccount(s) of the Separate Account or to another account of the Fixed Interest Options.

The Company will not declare rates of interest for any Fixed Interest Option and the Dollar Cost Averaging Accounts of less than 3%.

7.  CHARGES AND DEDUCTIONS

CONTRACT ADMINISTRATION CHARGES. These charges are assessed against contracts with a Variable Account Value. The first charge is the Annual Contract Administration Charge which will be no greater than the lesser of 2% of the Variable Account Value or dollar amount specified on Page 3. This charge will only be applied if the Variable Account Value at the time the charge is incurred is less than $100,000. It will be deducted annually on the dates specified on Page 3. It will also be deducted when the Variable Account Value is withdrawn or transferred in full if withdrawal or transfer is not on the date specified on Page 3. The charge will not be deducted after the Annuity Date.

The second charge is an asset based contract administration charge. On an annual basis the charge will be a percentage of the daily net asset value of the Variable Account which will not exceed the charge shown on Page 3.

MORTALITY AND EXPENSE RISK CHARGE. This charge is made to compensate the Company for the mortality guarantees made under this contract and for guaranteeing that the contract administration charges will not be increased by the Company over the life of this contract or other contracts under the same class. On an annual basis the charge will be a percentage of the daily net asset value of the Variable Account. The charge will not exceed the value shown on Page 3.

CONTINGENT DEFERRED SALES CHARGE. This charge, if applicable, will be deducted upon withdrawal, in whole or in part, of the Contract Value. This charge will not be applied on payment at time of annuitization, on a death benefit payment, medically related withdrawal payment or disability withdrawal payment . For further definition of the charge, see Section 15 - Withdrawal.

PREMIUM TAXES. The Company may deduct from the Contract Value any premium or other taxes payable to a state or other government entity. Should the Company elect not to assess any amount so due, the Company does not waive the right to collect such amounts at a later date.

PREMATURE WITHDRAWAL CHARGE. This charge will be deducted from any amount withdrawn from the Fixed Interest Options shown on Page 3, excluding the One Year Fixed Account, before the end of the period for which a declared effective annual interest rate is guaranteed on such amount.

The Premature Withdrawal Charge, for any contract year, will be determined by multiplying the Premature Withdrawal Rate by the Premature Withdrawal Amount.

The Premature Withdrawal Rate equals one-half of the most recent effective annual interest rate then applicable to the Fixed Interest Option Account from which the Premature Withdrawals Amount is withdrawn.

The Premature Withdrawal Amount equals (a) less the greater of (b) or (c) where:

(a) is the total amount withdrawn from the Fixed Interest Option Accounts, excluding the One Year Fixed Account;

(b) is the amount for which the declared effective annual interest rate has expired in the immediately preceding 25 days; and

(c) is 10% of Purchase Payments less any previous amount withdrawn from the Contract in that Contract Year.

The Premature Withdrawal Charge shall not apply to any disability Free Withdrawal set forth in Section 16, a payment on Death or any Variable or Fixed Annuity Payments.

MAXIMUM CHARGE. In no event will the sum of the Premature Withdrawal Charge and the Contingent Deferred Sales Charge set forth in this Section exceed 10% of the amount withdrawn or such lesser percentage as may be the maximum in the jurisdiction in which this contract is issued. In no event will the Premature Withdrawal Charge invade the Contract Owner's principal investment in the applicable fixed interest account.

DEDUCTIONS. The asset based contract administration charge and the mortality and expense risk charge will be computed and deducted from each subaccount of the Separate Account in which the Contract Owner is invested. These deductions will be made daily.

The Company will deduct other charges applicable to the Variable Account by canceling Accumulation Units or Annuity Units. The value of the canceled units will be equal to the amount of the charges. Cancellation of Accumulation Units will be in the ratio of the Contract Owner's share in each subaccount of the Separate Account to the Variable Account Value.

8.  CONTRACT VALUE

THE CONTRACT VALUE. The contract value is the sum of the Variable Account Value and the Fixed Account Value.

The Fixed Account Value. The Fixed Account Value is the sum of all money allocated or transferred to the Fixed Account plus all interest credited to the Fixed Account.

This amount shall be adjusted for withdrawals, transfers and charges.

THE VARIABLE ACCOUNT VALUE. The Variable Account Value is the sum of the values of the Accumulation Units held in the subaccounts of the Separate Account for this contract.

NUMBER OF ACCUMULATION UNITS. For each subaccount of the Separate Account, the number of Accumulation Units is the sum of (a) divided by (b), where:

(a) is each amount allocated to the subaccount; and

(b) is the value of the Accumulation Unit for that subaccount for the valuation period in which the purchase payment was received.

The number of Accumulation Units will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which all requirements for the transaction are received.

VALUE OF EACH ACCUMULATION UNIT. For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is (a) multiplied by (b), where:

(a) is the value of an Accumulation Unit for the prior valuation period; and

(b) is the net investment factor for that subaccount for the current valuation period.

NET INVESTMENT FACTOR. As used in this contract, net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:

(a) is the net result of:

    (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus

    (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus

    (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.

(b) is the net result of:

    (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus

    (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.

(c) is the sum of the daily asset based contract administration charge and the daily mortality and expense risk charge. On an annual basis, the sum of such charges will not exceed the values shown on Page 3.

VALUATION PERIOD. It is the interval of time from one valuation to the next. Valuation is the time when shares of the applicable mutual funds are valued.

9.  ANNUITY PAYMENTS


ANNUITY DATE. Unless another Annuity Date was chosen in the application or later written notification, the Annuity Date will be the later of the first day of the next month after the Annuitant's 95th birthday or 10 years after the Contract Date.

The Annuity Date must be on the first day of a month. The Contract Owner may change the Annuity Date up to 30 days before the current Annuity Date.

ANNUITY OPTIONS. The Contract Owner may choose a fixed annuity option, a variable annuity option, or a combination of both up to 30 days prior to the Annuity Date.

On the Annuity Date, the Contract Value, net of premium taxes if applicable, must be annuitized. If not otherwise specified by the Contract Owner, the contract will be annuitized on the Annuity Date based on a life annuity with payments guaranteed for a 10 year period. If not otherwise specified by the Contract Owner, the Fixed Account Value will be annuitized under the fixed annuity option and the Variable Account Value will be annuitized under the variable annuity option.

MINIMUM ANNUITY PAYMENTS. If the Contract Value to be applied at the Annuity Date is less than $5,000, the Company may pay such amount in a lump sum. Annuity payments will be made monthly, quarterly, semi-annually or annually at the Contract Owner's request. If any payment would be less than $50, the Company may change the frequency so that payments are at least $50 each.

10. FIXED ANNUITY PAYMENTS

AMOUNT OF FIXED ANNUITY PAYMENTS. The portion of the Contract Value designated by the Contract Owner for a fixed annuity option, will be applied to that annuity option as of the Annuity Date. In no event will the monthly income under Option 1, Option 2, Option 3 and Option 4 be less than the guaranteed monthly income. The guaranteed monthly income will be equal to that portion of the Contract Value, designated by the Contract Owner for a fixed annuity option, applied to the Fixed Annuity Options Table in this section. The Fixed Annuity Options Table shows the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the Annuity 2000 Basic Table, without projections, 50% male/50% female with an effective annual interest rate of 3%. Adjusted ages are used in applying those tables.

FIXED ANNUITY OPTION TABLES

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

       DATE OF FIRST PAYMENT                            ADJUSTED AGE
     Before calendar year 2010                   Actual Age
             2010-2019                           Actual age decreased by 1
             2020-2029                           Actual age decreased by 2
          2030 and later                         Actual age decreased by 3

                OPTION 1 - ANNUITY FOR SPECIFIED NUMBER OF YEARS

-----------------------------------------------------------------------------------------------------
Number of Years     5      6      7      8      9     10    11    12    13    14    15    16    17
Monthly Income    17.91  15.14  13.16  11.68  10.53  9.61  8.86  8.24  7.71  7.26  6.87  6.53  6.23
-----------------------------------------------------------------------------------------------------
Number of Years    18     19     20     21     22     23    24    25    26    27    28    29    30
Monthly Income    5.96   5.73   5.51   5.32   5.15   4.99  4.84  4.71  4.59  4.47  4.37  4.27  4.18
-----------------------------------------------------------------------------------------------------

        OPTION 2 - LIFE ANNUITY AND OPTION 3 - LIFE ANNUITY WITH PAYMENTS
                         GUARANTEED FOR 10 OR 20 YEARS

------------------------------------------------------------------------------------------------

       LIFE       10 YEARS      20 YEARS             LIFE       10 YEARS      20 YEARS
AGE    ANNUITY    GUARANTEED    GUARANTEED    AGE    ANNUITY    GUARANTEED    GUARANTEED
------------------------------------------------------------------------------------------------
50     3.95       3.93          3.86          75     7.61       6.88          5.34
51     4.02       3.99          3.91          76     7.93       7.06          5.37
52     4.08       4.06          3.96          77     8.27       7.25          5.40
53     4.16       4.12          4.02          78     8.64       7.44          5.42
54     4.23       4.20          4.08          79     9.03       7.62          5.44

55     4.31       4.27          4.14          80     9.46       7.81          5.46
56     4.39       4.35          4.20          81     9.91       7.99          5.47
57     4.48       4.43          4.26          82     10.41      8.16          5.48
58     4.58       4.52          4.33          83     10.93      8.32          5.49
59     4.68       4.61          4.39          84     11.50      8.48          5.50

60     4.78       4.71          4.46          85     12.11      8.62          5.50
61     4.90       4.81          4.53          86     12.76      8.76          5.51
62     5.02       4.92          4.60          87     13.46      8.88          5.51
63     5.15       5.03          4.66          88     14.20      8.99          5.51
64     5.28       5.15          4.73          89     14.98      9.09          5.51

65     5.43       5.28          4.80          90     15.81      9.17          5.51
66     5.59       5.41          4.87          91     16.68      9.25          5.51
67     5.76       5.55          4.93          92     17.59      9.32          5.51
68     5.94       5.70          4.99          93     18.55      9.38          5.51
69     6.13       5.85          5.05          94     19.55      9.44          5.51

70     6.33       6.01          5.11          95     20.62      9.48          5.51
71     6.56       6.17          5.17
72     6.79       6.34          5.21
73     7.05       6.51          5.26
74     7.32       6.69          5.30

                   OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY
--------------------------------------------------------------------------------

AGE   50     55     60     65     70     75     80     85      90      95      AGE
50    3.53   3.64   3.73   3.80   3.85   3.89   3.92   3.93    3.94    3.95    50
55    3.64   3.79   3.92   4.04   4.13   4.20   4.24   4.27    4.29    4.30    55
60    3.73   3.92   4.12   4.30   4.45   4.57   4.65   4.71    4.74    4.76    60
65    3.80   4.04   4.30   4.56   4.81   5.02   5.17   5.28    5.35    5.38    65
70    3.85   4.13   4.45   4.81   5.18   5.52   5.80   6.01    6.15    6.23    70
75    3.89   4.20   4.57   5.02   5.52   6.04   6.52   6.91    7.19    7.37    75
80    3.92   4.24   4.65   5.17   5.80   6.52   7.27   7.96    8.50    8.87    80
85    3.93   4.27   4.71   5.28   6.01   6.91   7.96   9.03    9.99    10.73   85
90    3.94   4.29   4.74   5.35   6.15   7.19   8.50   9.99    11.48   12.78   90
95    3.95   4.30   4.76   5.38   6.23   7.37   8.87   10.73   12.78   14.74   95

11. VARIABLE ANNUITY PAYMENTS

FIRST VARIABLE ANNUITY PAYMENT. The portion of the Contract Value designated by the Contract Owner for a variable annuity option will be applied to one of the Variable Annuity Option Tables in this section for the variable annuity option and the assumed interest rate chosen as of the Annuity Date. The tables are based on the Annuity 2000 Basic Table, without projections, 50% male/50% female with an effective annual interest rate stipulated on the table. Adjusted ages are used in applying those tables.

SUBSEQUENT VARIABLE ANNUITY PAYMENTS. Payments after the first will vary in amount according to the investment performance of the subaccount(s). The payment amount may change from month to month. The amount of each subsequent payment EQUALS (a) multiplied by (b) for each applicable subaccount, where:

(a) is the number of Annuity Units for the subaccount; and
(b) is the value of an Annuity Unit for that subaccount for the valuation period in which payment is due.

The amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

NUMBER OF ANNUITY UNITS. The number of units for the subaccount of each investment account chosen is (a) divided by (b), where:

(a) is the amount of the first variable annuity payment attributable to that subaccount; and
(b) is the value of an Annuity Unit for the subaccount as of the Annuity Date.

The number of Annuity Units is fixed except for adjustments for subaccount transfers. Adjustments will be made as of the valuation period in which all requirements for the transfer are received.

VALUE OF EACH ANNUITY UNIT. For each subaccount, the value of an Annuity Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is (a) multiplied by (b) multiplied by (c), where:

(a) is the value of an Annuity Unit for the last prior valuation period
(b) is the net investment factor for that subaccount for the valuation period
(c) is an interest factor to neutralize the assumed interest rate built into the annuity tables.

NET INVESTMENT FACTOR. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:
(a) is the net result of:
    (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus
    (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus
    (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.

(b) is the net result of:
    (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus
    (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.

(c) is the sum of the daily asset based contract administration charge and the daily mortality and expense risk charge. On an annual basis, this charge will be a percentage of the daily net asset value of the Separate Account. The sum of such charges will not exceed the values shown on Page 3.

VARIABLE ANNUITY OPTION TABLES - 3% INTEREST OPTION


The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

       DATE OF FIRST PAYMENT                            ADJUSTED AGE
     Before calendar year 2010                   Actual Age
             2010-2019                           Actual age decreased by 1
             2020-2029                           Actual age decreased by 2
          2030 and later                         Actual age decreased by 3

        OPTION 2 - LIFE ANNUITY AND OPTION 3 - LIFE ANNUITY WITH PAYMENTS
                         GUARANTEED FOR 10 OR 20 YEARS

------------------------------------------------------------------------------------------------

       LIFE       10 YEARS      20 YEARS             LIFE       10 YEARS      20 YEARS
AGE    ANNUITY    GUARANTEED    GUARANTEED    AGE    ANNUITY    GUARANTEED    GUARANTEED
------------------------------------------------------------------------------------------------
50     3.95       3.93          3.86          75     7.61       6.88          5.34
51     4.02       3.99          3.91          76     7.93       7.06          5.37
52     4.08       4.06          3.96          77     8.27       7.25          5.40
53     4.16       4.12          4.02          78     8.64       7.44          5.42
54     4.23       4.20          4.08          79     9.03       7.62          5.44

55     4.31       4.27          4.14          80     9.46       7.81          5.46
56     4.39       4.35          4.20          81     9.91       7.99          5.47
57     4.48       4.43          4.26          82     10.41      8.16          5.48
58     4.58       4.52          4.33          83     10.93      8.32          5.49
59     4.68       4.61          4.39          84     11.50      8.48          5.50

60     4.78       4.71          4.46          85     12.11      8.62          5.50
61     4.90       4.81          4.53          86     12.76      8.76          5.51
62     5.02       4.92          4.60          87     13.46      8.88          5.51
63     5.15       5.03          4.66          88     14.20      8.99          5.51
64     5.28       5.15          4.73          89     14.98      9.09          5.51

65     5.43       5.28          4.80          90     15.81      9.17          5.51
66     5.59       5.41          4.87          91     16.68      9.25          5.51
67     5.76       5.55          4.93          92     17.59      9.32          5.51
68     5.94       5.70          4.99          93     18.55      9.38          5.51
69     6.13       5.85          5.05          94     19.55      9.44          5.51

70     6.33       6.01          5.11          95     20.62      9.48          5.51
71     6.56       6.17          5.17
72     6.79       6.34          5.21
73     7.05       6.51          5.26
74     7.32       6.69          5.30


                   OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY
--------------------------------------------------------------------------------

AGE   50     55     60     65     70     75     80     85      90      95      AGE
50    3.53   3.64   3.73   3.80   3.85   3.89   3.92   3.93    3.94    3.95    50
55    3.64   3.79   3.92   4.04   4.13   4.20   4.24   4.27    4.29    4.30    55
60    3.73   3.92   4.12   4.30   4.45   4.57   4.65   4.71    4.74    4.76    60
65    3.80   4.04   4.30   4.56   4.81   5.02   5.17   5.28    5.35    5.38    65
70    3.85   4.13   4.45   4.81   5.18   5.52   5.80   6.01    6.15    6.23    70
75    3.89   4.20   4.57   5.02   5.52   6.04   6.52   6.91    7.19    7.37    75
80    3.92   4.24   4.65   5.17   5.80   6.52   7.27   7.96    8.50    8.87    80
85    3.93   4.27   4.71   5.28   6.01   6.91   7.96   9.03    9.99    10.73   85
90    3.94   4.29   4.74   5.35   6.15   7.19   8.50   9.99    11.48   12.78   90
95    3.95   4.30   4.76   5.38   6.23   7.37   8.87   10.73   12.78   14.74   95


VARIABLE ANNUITY OPTION TABLES - 5% INTEREST OPTION

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

       DATE OF FIRST PAYMENT                            ADJUSTED AGE
     Before calendar year 2010                   Actual Age
             2010-2019                           Actual age decreased by 1
             2020-2029                           Actual age decreased by 2
          2030 and later                         Actual age decreased by 3

        OPTION 2 - LIFE ANNUITY AND OPTION 3 - LIFE ANNUITY WITH PAYMENTS
                         GUARANTEED FOR 10 OR 20 YEARS

------------------------------------------------------------------------------------------------

       LIFE       10 YEARS      20 YEARS             LIFE       10 YEARS      20 YEARS
AGE    ANNUITY    GUARANTEED    GUARANTEED    AGE    ANNUITY    GUARANTEED    GUARANTEED
------------------------------------------------------------------------------------------------
50     5.17       5.14          5.04          75     8.79       7.93          6.35
51     5.23       5.19          5.09          76     9.11       8.10          6.38
52     5.29       5.25          5.13          77     9.45       8.28          6.41
53     5.36       5.31          5.18          78     9.82       8.46          6.43
54     5.43       5.38          5.23          79     10.22      8.64          6.44

55     5.50       5.45          5.29          80     10.65      8.81          6.46
56     5.58       5.52          5.34          81     11.12      8.98          6.47
57     5.67       5.60          5.40          82     11.62      9.14          6.48
58     5.76       5.68          5.45          83     12.15      9.29          6.49
59     5.86       5.77          5.51          84     12.73      9.44          6.50

60     5.96       5.86          5.57          85     13.34      9.58          6.50
61     6.07       5.96          5.63          86     14.00      9.70          6.51
62     6.19       6.06          5.69          87     14.71      9.81          6.51
63     6.32       6.17          5.75          88     15.46      9.92          6.51
64     6.45       6.28          5.82          89     16.25      10.01         6.51

65     6.60       6.40          5.88          90     17.08      10.09         6.51
66     6.75       6.53          5.94          91     17.96      10.17         6.51
67     6.92       6.66          5.99          92     18.88      10.23         6.51
68     7.10       6.80          6.05          93     19.84      10.29         6.51
69     7.29       6.95          6.10          94     20.84      10.34         6.51

70     7.50       7.10          6.15          95     21.91      10.38         6.51
71     7.72       7.25          6.20
72     7.96       7.42          6.24
73     8.22       7.58          6.28
74     8.49       7.75          6.32


                   OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY
--------------------------------------------------------------------------------

AGE   50     55     60     65     70     75     80     85      90      95      AGE
50    4.74   4.83   4.92   4.99   5.04   5.09   5.12   5.14    5.15    5.16    50
55    4.83   4.96   5.09   5.20   5.29   5.36   5.42   5.45    5.47    5.49    55
60    4.92   5.09   5.26   5.43   5.58   5.71   5.80   5.86    5.90    5.93    60
65    4.99   5.20   5.43   5.68   5.92   6.13   6.29   6.41    6.49    6.54    65
70    5.04   5.29   5.58   5.92   6.27   6.61   6.90   7.12    7.27    7.37    70
75    5.09   5.36   5.71   6.13   6.61   7.12   7.60   8.01    8.30    8.50    75
80    5.12   5.42   5.80   6.29   6.90   7.60   8.34   9.03    9.59    9.99    80
85    5.14   5.45   5.86   6.41   7.12   8.01   9.03   10.11   11.07   11.84   85
90    5.15   5.47   5.90   6.49   7.27   8.30   9.59   11.07   12.57   13.87   90
95    5.16   5.49   5.93   6.54   7.37   8.50   9.99   11.84   13.87   15.83   95

                                                                         Page 13

12. ANNUITY OPTIONS

OPTION 1 - ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 nor more than 30. This option is available for a fixed annuity only.

OPTION 2 - LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

OPTION 3 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY. The initial payment will be made if either the Annuitant or the designated second Annuitant are living. Subsequent payments will continue during the joint lives of the Annuitants and thereafter during the life of the surviving annuitant. Payments will end with the last payment due before the death of the last Annuitant to die.

Other annuity forms may be available with the consent of the Company.

If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

(1) To have the payments continue for the remainder of the specified or guaranteed period, or

(2) To receive at any time in one sum the present value of the remaining payments to be made over the specified or guaranteed period.

If the beneficiary dies while receiving annuity payments under Option 1 or the guaranteed period of Option 3, the present value of remaining payments will be paid in one sum to the beneficiary's estate unless otherwise specified. The present value will be computed as of the valuation period in which due proof of death and the necessary forms to make payment to a beneficiary are received at our Administrative Office. At that time, the present value of the fixed annuity option will be commuted at a rate set by the Company on the annuity date and the present value of the variable annuity option will be commuted at the assumed interest rate built into the annuity table chosen at annuitization.

PAYMENTS. Payments will be made on the first day of the month starting with the Annuity Date. Payments under all options will be made to or at the direction of the Contract Owner.

13. DEATH BENEFIT

DEATH BEFORE THE ANNUITY DATE. A death benefit shall be payable upon the earlier of the death of:
     (1) the Contract Owner or
     (2) the Annuitant.

Prior to the Annuity Date and upon receipt of due proof of death and the necessary forms to make payment to a beneficiary, the Company will pay a death benefit to the beneficiary.

Upon the Annuitant's death, the death benefit is equal to the Fixed Account death benefit plus the Variable Account death benefit. The Fixed Account death benefit is equal to the Fixed Account Value on the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary. The Variable Account death benefit is the greater of:
     (1) the Variable purchase payments, plus or minus transfers in to and out of the Variable Account, less the total amount of any partial withdrawals from the Variable Account; or
     (2) the Variable Account Value at the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary.

Upon the Contract Owner's death, if the Contract Owner is not the annuitant, the death benefit is equal to the Contract Value on the date of receipt of due proof of death.

Within one year of the date of death, the beneficiary may elect one of the following payout options if death occurs before the Annuity Date.

     (1) The death benefit may be paid in a single sum. The payment will generally be made within 7 days of receipt of the necessary forms to make payment.

     (2) The death benefit may be paid in the form of one of the Annuity Options. If the death benefit becomes payable upon the death of the Annuitant, election to receive the death benefit in the form of an annuity must be made within 60 days of the death of the Annuitant. The payments must be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. Payments under this option must commence within one year after the date of death.

     (3) If the Beneficiary is not the surviving spouse, the Beneficiary may elect to continue this contract in force but the Contract Value must be paid out within 5 yeas after the date of death. The Contract Value may be paid out in a single sum within five years after the date of death. At the time of this election, the beneficiary must specify the allocation of the Contract Value to the subaccounts of the Separate Account and the Fixed Interest Options of the Fixed Account. During this election and within five years after the date of death, the beneficiary may transfer amounts among the subaccounts of the Separate Account and the Fixed Interest Options of the Fixed Account. Transfers from the Fixed Interest Options are subject to the limitations imposed on such options prior to the end of the interest period.

     (4) If the Beneficiary is the surviving spouse of the deceased Contract Owner, the spouse may elect to become the Contract Owner and, upon such election, the contract value shall be adjusted to equal the amount of the Death Benefit.

If no such election is made within one year of the date of death, the Company will pay the Contract Value to the beneficiary at that time. If there is more than one surviving beneficiary, the beneficiaries must choose to receive their respective portions of the death benefit according to either (1) or (2) or (3) in the preceding paragraph. If no beneficiary survives the first to die of the Contract Owner or the Annuitant, the death benefit will be paid in a lump sum to the Contract Owner's estate or the Contract Owner, respectively.

DEATH AFTER THE ANNUITY DATE. This death benefit shall be payable upon the death of the Annuitant. If death occurs after the Annuity Date, the death benefit payable, if any, will be according to the annuity option in force.

BENEFICIARY. The beneficiary is the person(s) who is to receive:

     (1) Payment on the earlier of the death of the Contract Owner or the Annuitant prior to the Annuity Date, or

     (2) Remaining payments under specified or guaranteed annuity payments, if any, on death of the Annuitant on or after the Annuity Date.

The Contract Owner shall designate the beneficiary in the application. The Contract Owner may change the beneficiary at any time before the death of the Contract Owner or the Annuitant, whichever occurs first.

The estate of a beneficiary who predeceases the Contract Owner of the Annuitant shall have no rights under this contract.


14. TRANSFERS

TRANSFERS. Subject to and in accordance with the provisions of this contract and prior to the Annuity Date, the Contract Owner may transfer amounts among the subaccounts of the Separate Account and the Fixed Interest Options of the Fixed Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount or fixed interest option;
(b) for partial transfers, the amount remaining in a subaccount or Fixed Interest Option must be at least $250;
(c) amounts may be transferred from the Fixed Interest Option(s) to other subaccounts only during the 25 day period immediately following the end of the interest period for which an interest rate is declared on such Fixed Interest Option(s).

Subject to and in accordance with the provisions of this contract and after the Annuity Date, the Contract Owner may transfer amounts among subaccounts of the Separate Account. Upon death of the Contract Owner or the Annuitant and under the election of a Variable Annuity option, the beneficiary shall have the right to transfer amounts among the subaccounts of the Separate Account, provided that:

14. TRANSFERS

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount;

(b) for partial transfers, the amount remaining in a subaccount must be at least $250.

The contract is not designed for individuals, advisers, or professional market timing organizations that engage in professional or frequent transfers among investment options. The Company reserves the right to restrict frequent use of transfers for market timing and to otherwise restrict market timing when it believes that it is in the interest of all contract owners.

15. WITHDRAWAL

WITHDRAWAL. Prior to the earlier of the Annuity Date, the death of the Contract Owner or the death of the Annuitant, the Contract Owner may withdraw all or part of the Contract Value.

WITHDRAWAL PAYMENTS. The Contract Owner may make a full or partial withdrawal. The minimum withdrawal is $500 or, at the time of the first withdrawal in each contract year, the free withdrawal amount defined below, if less.

At the time of a partial withdrawal, the amount remaining in the contract must be at least $5,000 or such lower amount as the Company may require. A minimum balance of $250 must remain in each subaccount or a Fixed Interest Option. If the Contract Owner makes a full withdrawal, the contract must be returned to the Company.

Unless otherwise specified by the Contract Owner, the withdrawal will be made first prorata from the subaccounts of the Separate Account up to the Variable Account Value, and then from the Fixed Account beginning with the Fixed Interest Option with the shortest interest period. Within a Fixed Interest Option, partial withdrawals will be made from amounts most recently allocated, renewed or transferred.

FREE WITHDRAWAL. Prior to the Annuity Date, Purchase Payment withdrawals up to the Free Withdrawal Amount will not be assessed a Contingent Deferred Sales Charge.

FREE WITHDRAWAL AMOUNT. The free withdrawal amount each contract year is equal to 10% of the cumulative purchase payments as of the date of the request less any prior free withdrawals during that Contract year.

CONTINGENT DEFERRED SALES CHARGE. The Contingent Deferred Sales Charge will be imposed upon withdrawals.

If the Contract Owner is a trust satisfying the requirements of Internal Revenue Code Section 664, for purposes of calculating the Contingent Deferred Sales Charge, the difference, if any, between the Contract Value at the time of a withdrawal and the purchase payments to which the Contract Value is attributable (available earnings) shall be treated as withdrawn prior to the withdrawal of any purchase payment.

If the Contract Owner is not a trust satisfying the requirements of Internal Revenue Code Section 664, for purposes of calculating the Contingent Deferred Sales Charge, purchase payments shall be treated as withdrawn prior to any available earnings. Available earnings equals the difference, if any between the Contract Value at the time of a withdrawal and the purchase payments to which the Contract Value is attributable.

There will no Contingent Deferred Sales Charge on amounts withdrawn that exceed the total purchase payments of the contract.

The percentage charge will vary depending on the age of the contract and the schedule of Contingent Deferred Sales Charges shown on Page 3.

The Contingent Deferred Sales Charge will be equal to the product of (a) multiplied by (b), where

(a) is the amount of purchase payment associated with the withdrawal; and

(b) is the percentage that corresponds to the number of full contract years since the inception of the contract.

SYSTEMATIC WITHDRAWALS. After the contract is issued and prior to the Annuity Date, the Contract Owner may withdraw systematically. The minimum Contract Value to be eligible for a withdrawal of this type is $10,000 or such lower amount as the Company may require. The maximum systematic withdrawal amount is the amount available under the Free Withdrawal provision of this Contract. The minimum systematic withdrawal amount is $100. The withdrawals can be made on a monthly, quarterly, semiannual or annual basis.

A level systematic withdrawal payment will begin one modal period after the date of receipt of the request. No Contingent Deferred Sales Charge will be applied to systematic withdrawals under this provision.

The Contract Owner must send the Company written notice to either stop the systematic withdrawals or to change the amount or the mode of the withdrawals. The systematic withdrawals will terminate upon the earlier of the death of the Contract Owner or the Annuitant.

16. GENERAL

OWNERSHIP OF CONTRACT. The Contract Owner must be named in the application. Upon written notice to the Company, the Contract Owner may assign the contract to a new Contract Owner.

DISABILITY. The Contract Owner may at any time withdraw all or any part of the Contract Value free of Contingent Deferred Sales Charge if:
(i) the Contract Owner, or the Annuitant in a Qualified Plan, is then disabled as defined in Section 72(m)(7) of the Internal Revenue Code and as applied under the Social Security Act, and
(ii)  the disability began after the Contract Date, and
(iii) the disability has continued without interruption for four months.

MEDICALLY RELATED WITHDRAWAL. After the first contract year for contracts issued to Contract Owners prior to their 75th birthday and prior to the Annuity Date, the Contract Owner may request to withdraw all or any part of the Contract Value free of Contingent Deferred Sales

Charge if either of the following events occur.

(a) While the contract is in force, the Contract Owner is first confined to a Medical Care Facility and remains there for at least 90 consecutive days. The Medical Care Facility must be a state licensed facility which provides medically necessary in-patient care. The facility must be prescribed based on physical limitations which prohibit daily living in a non-institutional setting by a licensed physician in writing.
(b) While the contract is in force, the Contract Owner is diagnosed by a licensed physician with a Fatal Illness which is expected to result in death within 2 years of the diagnoses for 80% of the diagnosed cases.

The Company must receive due proof of the Contract Owner's confinement or Fatal Illness in writing. The Contract Owner must be living as of the date the Medically Related Withdrawal proceeds are paid. The maximum payout for all annuities with this benefit, at or issued by the Company and affiliated companies, is $500,000.

DEFERMENT OF TRANSFERS AND PAYMENTS. Transfers and payments of withdrawals from the Variable Account and payment of the Variable Account death benefit will be made within seven days after receipt by the Company of all documents required for such transfer, payment of withdrawal or payment of death benefits. However, the Company may defer a transfer, a withdrawal, a death benefit payment, the Annuity Date or annuity payments under the contract, if:

(1) The New York Stock Exchange is closed (other than customary weekend and holiday closings);
(2) Trading on the New York Stock Exchange is restricted;
(3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to fairly determine the value of its assets; or
(4) The Securities and Exchange Commission by order so permits for the protection of security holders.

Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

The Company may defer a transfer or payment of a withdrawal from the Fixed Account or payment of the Fixed Account death benefit for a period not exceeding six months, if it reasonably determines that investment conditions are such that an orderly sale of assets held as part of general assets is not possible.

INCONTESTABILITY. No material misstatement made by the applicant will void the contract unless it is contained in the written application attached to the contract. The contract will be incontestable after it has been in force for 2 years from the Contract Date.

MISSTATEMENT OF AGE. If the age of the Annuitant or a joint payee is misstated, any amount payable under this contract will be that amount which the purchase payments paid would have purchased on the basis of the correct age.

If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year or such higher rate as state law may permit, compounded annually, will be charged against the payments still to be made under this contract.

If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year or such higher rate as state law may require, compounded annually, will be paid in full with the next payment due under this contract.

PROOF OF AGE AND SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this contract depends on the payee being alive, the Company may require satisfactory proof of survival.

THE CONTRACT. The contract, any endorsements, any riders and its attached application are the entire contract. It is issued in consideration of the application and purchase payments.

Only the President, a Vice President, an Associate Actuary, an Actuary or Secretary of the Company may change the contract. Any change must be in writing.

At any time, the Company may make such changes in this contract as are required to make it conform with any law or regulation issued by any government agency to which it is subject.

PARTICIPATING CONTRACT. The contract may participate in divisible surplus of Penn Mutual. Divisible surplus, if any, to be apportioned to the contract shall be apportioned annually and shall be paid in cash or credited to the Contract Value at the end of the contract year. No divisible surplus is expected to be apportioned to this contract in the foreseeable future.

DATES. Contract years and anniversaries are measured from the Contract Date.

NOTICES, CHANGES AND CHOICES. To be effective, all notices, changes and choices which the Contract Owner may make under the contract must be in writing. Contract Owner should provide notification on a form provided or approved by the Company, signed and received by the Company at its Administrative Office or designated service office. If acceptable to the Company, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless the Company has already acted in reliance on the prior status. The Company is not responsible for their validity.

CONTRACT PAYMENTS. All sums payable to or by the Company are payable at its designated service office.

PROTECTION OF PROCEEDS. Annuity payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, annuity payments are not subject to legal process for debts of a payee.

COMPLIANCE WITH MINIMUM VALUE REQUIREMENTS. Annuity, death and withdrawal benefits are not less than the minimum benefits required under applicable laws and regulations of the jurisdiction in which this contract is delivered.

The benefits provided under the Fixed Account of this contract are increased by interest credited in excess of the guaranteed minimums, if any.

PERIODIC REPORTS. As required by federal and state law and at least once each year, the Company will furnish the Contract Owner with periodic reports. The periodic reports will contain information on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value.

EXCHANGE OF CONTRACT BY SURVIVING SPOUSE. If the Beneficiary is the surviving spouse of the Contract Owner and elects to continue this contract pursuant to paragraph (4) under Death Before the Annuity Date in the Death Benefit Section of the Contract, the surviving spouse may exchange this Contract for a new contract of the same form or a form designated by the Company if this form is no longer available for sale at the time this option is exercised. The new contract which will be issued upon the exercise of this exchange, will:

(a) have the surviving spouse as the annuitant;
(b) have an Issue Date, which is the date of the exchange.

Riders are only available with the approval of the Company. Such exchange shall not be treated as a withdrawal under this contract for purposes of the Contingent Deferred Sale Charge provision in the Withdrawal Section. An amount transferred to this Contract as a result of an Exchange of Contract by Surviving Spouse subsection shall not be treated as a purchase payment for purpose of the Contingent Deferred Sales Charge subsection of this Contract.

Purchase Payments to a contract established as a result of an Exchange of Contract by a Surviving Spouse provision shall not be treated as a purchase payment for the purpose of the Contingent Deferred Sales Charge provision of this contract.

Please notify the Company promptly of any change in address.

ANNUAL ELECTION - The Company is a mutual life insurance company. It has no stockholders. The Contract Owner of this contract is a member of The Company while this contract is in force during the life of the Annuitant before the Annuity Date and before total withdrawal of the Contract Value. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.








VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.






INDIVIDUAL VARIABLE AND FIXED
ANNUITY CONTRACT
FLEXIBLE PURCHASE PAYMENTS
o Annuity Payments payable on Annuity Date
o Flexible Purchase Payments payable until Annuity Date
o Participating
o The Company will make monthly annuity payments and other payments as set forth in this contract.

The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172
LVA-01